Exhibit 99.1

Investor Inquiries:	Media Inquiries:
John Huyette	Heather Beardsley
+1 610-208-2061	+1 610-208-2278
jhuyette@cartech.com	hbeardsley@cartech.com

CARPENTER TECHNOLOGY REPORTS FIRST QUARTER

FISCAL YEAR 2025 RESULTS

Delivered Record First Quarter Operating Income

Exceeded First Quarter Operating Income Guidance for Specialty Alloys Operations Segment

Expanded Operating Margins in Specialty Alloys Operations Segment

Generated Positive Adjusted Free Cash Flow

Repurchased Shares Against Authorized Share Repurchase Program

Strengthening FY25 Outlook

PHILADELPHIA – October 24, 2024 – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced financial results for the fiscal first quarter ended September 30, 2024. For the quarter, the Company reported operating income of $113.6 million and earnings per diluted share of $1.67. Excluding the special item discussed below, adjusted operating income was $117.2 million and adjusted earnings per diluted share was $1.73 for the current quarter.

First Quarter Fiscal Year 2025 Highlights

•	Delivered $117.2 million of adjusted operating income, up 70 percent year-over-year and a record first quarter result

•	Realized adjusted earnings per diluted share of $1.73

•	Exceeded expectations in Specialty Alloys Operations (“SAO”) segment with operating income of $134.5 million, up 66 percent year-over-year

•	Delivered adjusted operating margin of 26.3 percent in the SAO segment, up from 19.4 percent in the first quarter of the previous year

•	Generated $40.2 million of cash from operating activities, $13.3 million of adjusted free cash flow

•	Executed $32.1 million in share repurchases against $400.0 million recent repurchase authorization

Fiscal Year 2025 Outlook

•	Expect operating income to be at the high end of the previously provided range of $460 million to $500 million

•	Project $250 million to $300 million in adjusted free cash flow, which represents approximately 85 percent conversion rate

•	For the second quarter of fiscal year 2025, anticipate between $116 million and $123 million in operating income

•

Well-positioned for continued growth beyond fiscal year 2025 with strong market demand outlook for our broad portfolio of specialized solutions, increasing productivity, optimizing product mix and pricing actions

“In the first quarter of fiscal year 2025, we delivered the most profitable first quarter in Carpenter Technology’s history” said Tony R. Thene, President and CEO of Carpenter Technology.

“We continue to drive earnings momentum through improved productivity, product mix optimization and pricing actions. Notably, the SAO segment exceeded expectations with $134.5 million in operating income and with adjusted operating margin of 26.3 percent, up from 19.4 percent the first quarter a year ago. This marks the eleventh quarter in a row with increasing adjusted operating margins in SAO.”

“We are delivering record profits while navigating near-term commercial Aerospace supply chain uncertainty. Given the solid execution of the business, strong market position and unique manufacturing capabilities, we have the confidence to guide to the high end of the previously disclosed operating income range of $460 million to $500 million for the full fiscal year.”

“We also expect to generate $250 million to $300 million in adjusted free cash flow in fiscal year 2025. With a strong balance sheet and anticipated adjusted free cash flow, we will continue to take a balanced approach to capital allocation: sustaining our current asset base to achieve our targets, investing in incremental growth initiatives, and returning cash to shareholders.”

“Carpenter Technology continues to exceed performance and outlook expectations. Having just completed a historic fiscal year 2024 and a strong start with our first quarter results, we are well positioned to achieve our accelerated goals and believe our earnings growth journey will extend far beyond fiscal year 2025.”

Financial Highlights

	Q1	Q4	Q1
($ in millions, except per share amounts)	FY2025	FY2024	FY2024
Net sales	$717.6	$798.7	$651.9
Net sales excluding surcharge (a)	$577.4	$635.8	$492.8
Operating income	$113.6	$108.3	$69.0
Adjusted operating income excluding special item (a)	$117.2	$125.2	$69.0
Net income	$84.8	$93.6	$43.9
Earnings per diluted share	$1.67	$1.85	$0.88
Adjusted earnings per diluted share (a)	$1.73	$1.82	$0.88
Net cash provided from operating activities	$40.2	$169.5	$7.4
Adjusted free cash flow (a)	$13.3	$142.4	$(14.6)

(a)	Non-GAAP financial measures explained in the attached tables

Net sales for the first quarter of fiscal year 2025 were $717.6 million, compared with $651.9 million in the first quarter of fiscal year 2024, an increase of $65.7 million (or 10 percent), on a 3 percent increase in shipment volume. Net sales excluding surcharge were $577.4 million for the current quarter, an increase of $84.6 million (or 17 percent) from the same period a year ago.

Operating income was $113.6 million compared to operating income of $69.0 million in the prior year period. Adjusted operating income excluding the special item was $117.2 million in the first quarter of fiscal year 2025. Earnings per diluted share in the first quarter of fiscal year 2025 was $1.67 compared to $0.88 per diluted share in the prior year first quarter. Excluding the special item, adjusted earnings per diluted share in the first quarter of fiscal year 2025 was $1.73. These results primarily reflect an ongoing improvement in product mix with a shift in capacity to more complex, higher value materials as well as pricing actions and expanding operating efficiencies compared to the prior year period.

Cash provided from operating activities in the first quarter of fiscal year 2025 was $40.2 million compared to $7.4 million in the same quarter last year. Adjusted free cash flow in the first quarter of fiscal year 2025 was $13.3 million, compared to negative $14.6 million in the same quarter last year. The improvement in operating cash flow and adjusted free cash flow in the first quarter of fiscal year 2025 reflects improved earnings partially offset by higher pension contributions and capital expenditures compared to the prior year period. Capital expenditures in the first quarter of fiscal year 2025 were $26.9 million, compared to $22.0 million in the same quarter last year.

Total liquidity, including cash and available revolver balance, was $499.1 million at the end of the first quarter of fiscal year 2025. This consisted of $150.2 million of cash and $348.9 million of available borrowings under the Company’s credit facility.

Share Repurchase Program

During the three months ended September 30, 2024, the Company purchased 230,000 shares of its common stock on the open market for an aggregate of $32.1 million. In July 2024, Carpenter Technology’s Board of Directors authorized a share repurchase program up to $400.0 million of its outstanding common stock. The shares may be repurchased in the open market or in privately negotiated transactions. Under the terms of the share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. There is no stated expiration for the share repurchase program. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time, and the share repurchase program may be suspended, modified or terminated at any time without prior notice. As of September 30, 2024, $367.9 million remains available for future purchases.

Special Item

During the quarter ended September 30, 2024, the Company recorded pre-tax restructuring and asset impairment charges of $3.6 million as a result of actions taken to streamline operations in the Carpenter Additive business.

Conference Call and Webcast Presentation

Carpenter Technology will host a conference call and webcast presentation today, October 24, 2024, at 10:00 a.m. ET, to discuss the financial results of operations for the first quarter of fiscal year 2025. Please dial +1 412-317-9259 for access to the live conference call. Access to the live webcast will be available at Carpenter Technology’s website (https://www.carpentertechnology.com), and a replay will soon be made available at https://www.carpentertechnology.com. Presentation materials used during this conference call will be available for viewing and download at https://www.carpentertechnology.com.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, energy, transportation, and industrial and consumer markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers’ current and future material challenges. More information about Carpenter Technology can be found at https://www.carpentertechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter Technology’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the fiscal year ended June 30, 2024, and the exhibits attached to that filing. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, energy, transportation, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange and interest rates; (6) the effect of government trade actions; (7) the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain a qualified workforce and key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) the impact of potential cyber attacks and information technology or data security breaches; (17) the ability of suppliers to meet obligations due to supply chain disruptions or otherwise; (18) the ability to meet increased demand, production targets or commitments; (19) the ability to manage the impacts of natural disasters, climate change, pandemics and outbreaks of contagious diseases and other adverse public health developments; (20) geopolitical, economic, and regulatory risks relating to our global business, including geopolitical and diplomatic tensions, instabilities and conflicts, such as the war in Ukraine, the war between Israel and HAMAS, the war between Israel and Hezbollah, Houthi attacks on commercial shipping vessels and other naval vessels as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; and (21) the consequences of the announcement, maintenance or use of Carpenter Technology’s share repurchase program. Any of these factors could have an adverse and/or fluctuating effect on Carpenter Technology’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this press release or as of the dates otherwise indicated in such forward-looking statements. Carpenter Technology undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2024	2023
NET SALES	$717.6	$651.9
Cost of sales	541.3	527.8

Gross profit	176.3	124.1
Selling, general and administrative expenses	59.1	55.1
Restructuring and asset impairment charges	3.6	—

Operating income	113.6	69.0
Interest expense, net	12.4	12.7
Other expense, net	0.1	4.0

Income before income taxes	101.1	52.3
Income tax expense	16.3	8.4

NET INCOME	$84.8	$43.9

EARNINGS PER COMMON SHARE:
Basic	$1.69	$0.89

Diluted	$1.67	$0.88

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	50.1	49.2

Diluted	50.7	49.9

Cash dividends per common share	$0.20	$0.20

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended
	September 30,
	2024	2023
OPERATING ACTIVITIES
Net income	$84.8	$43.9
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	33.8	33.1
Noncash restructuring and asset impairment charges	2.5	—
Deferred income taxes	(3.5)	2.4
Net pension expense	6.2	5.9
Share-based compensation expense	4.7	4.4
Net loss on disposals of property, plant and equipment	0.2	0.3
Changes in working capital and other:
Accounts receivable	(3.4)	18.4
Inventories	(16.8)	(67.8)
Other current assets	2.6	(19.9)
Accounts payable	9.1	40.3
Accrued liabilities	(68.5)	(48.4)
Pension plan contributions	(9.6)	(4.6)
Other postretirement plan contributions	(1.0)	—
Other, net	(0.9)	(0.6)

Net cash provided from operating activities	40.2	7.4

INVESTING ACTIVITIES
Purchases of property, plant, equipment and software	(26.9)	(22.0)

Net cash used for investing activities	(26.9)	(22.0)

FINANCING ACTIVITIES
Dividends paid	(10.1)	(9.9)
Purchases of treasury stock	(32.1)	—
Proceeds from stock options exercised	3.7	13.8
Withholding tax payments on share-based compensation awards	(22.5)	(16.8)

Net cash used for financing activities	(61.0)	(12.9)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	1.1

DECREASE IN CASH AND CASH EQUIVALENTS	(48.9)	(26.4)
Cash and cash equivalents at beginning of year	199.1	44.5

Cash and cash equivalents at end of period	$150.2	$18.1

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	September 30,	June 30,
	2024	2024
ASSETS
Current assets:
Cash and cash equivalents	$150.2	$199.1
Accounts receivable, net	569.2	562.6
Inventories	749.4	735.4
Other current assets	91.5	94.1

Total current assets	1,560.3	1,591.2
Property, plant, equipment and software, net	1,329.9	1,335.2
Goodwill	227.3	227.3
Other intangibles, net	13.8	15.2
Deferred income taxes	7.6	7.5
Other assets	116.1	115.3

Total assets	$3,255.0	$3,291.7

LIABILITIES
Current liabilities:
Accounts payable	$273.3	$263.9
Accrued liabilities	132.9	202.4

Total current liabilities	406.2	466.3

Long-term debt	694.5	694.2
Accrued pension liabilities	201.3	207.6
Accrued postretirement benefits	21.8	21.1
Deferred income taxes	171.3	174.1
Other liabilities	99.6	99.6

Total liabilities	1,594.7	1,662.9

STOCKHOLDERS’ EQUITY
Common stock	285.2	284.9
Capital in excess of par value	342.6	352.6
Reinvested earnings	1,449.2	1,374.5
Common stock in treasury, at cost	(325.6)	(289.3)
Accumulated other comprehensive loss	(91.1)	(93.9)

Total stockholders’ equity	1,660.3	1,628.8

Total liabilities and stockholders’ equity	$3,255.0	$3,291.7

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended
	September 30,
	2024	2023
Pounds sold (‘000):
Specialty Alloys Operations	50,100	49,992
Performance Engineered Products	2,634	2,302
Intersegment	(1,166)	(2,066)

Consolidated pounds sold	51,568	50,228

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$510.9	$417.3
Surcharge	134.2	152.8

Specialty Alloys Operations net sales	645.1	570.1
Performance Engineered Products
Net sales excluding surcharge	92.4	93.1
Surcharge	8.4	8.7

Performance Engineered Products net sales	100.8	101.8
Intersegment
Net sales excluding surcharge	(25.9)	(17.6)
Surcharge	(2.4)	(2.4)

Intersegment net sales	(28.3)	(20.0)

Consolidated net sales	$717.6	$651.9

Operating income (loss):
Specialty Alloys Operations	$134.5	$80.8
Performance Engineered Products	7.3	9.1
Corporate	(28.0)	(21.3)
Intersegment	(0.2)	0.4

Consolidated operating income	$113.6	$69.0

The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations. This includes operations performed at mills primarily in Reading and Latrobe, Pennsylvania and surrounding areas as well as South Carolina and Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Additive business and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote flexibility and agility to quickly respond to market dynamics. It is our belief this model will ultimately drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet and Additive businesses.

Corporate costs are comprised of executive and director compensation, and other corporate facilities and administrative expenses not allocated to the segments. Also included are items that management considers not representative of ongoing operations and other specifically-identified income or expense items.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense is included in other expense, net, and is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, amortization of actuarial gains and losses and prior service costs.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

ADJUSTED OPERATING MARGIN EXCLUDING SURCHARGE REVENUE AND SPECIAL ITEM	Three Months Ended
	September 30,
	2024	2023
Net sales	$717.6	$651.9
Less: surcharge revenue	140.2	159.1

Net sales excluding surcharge revenue	$577.4	$492.8

Operating income	$113.6	$69.0
Special item:
Restructuring and asset impairment charges	3.6	—

Adjusted operating income excluding special item	$117.2	$69.0

Operating margin	15.8%	10.6%

Adjusted operating margin excluding surcharge revenue and special item	20.3%	14.0%

ADJUSTED SEGMENT OPERATING MARGIN EXCLUDING SURCHARGE REVENUE	Three Months Ended
	September 30,
	2024	2023
Specialty Alloys Operations
Net sales	$645.1	$570.1
Less: surcharge revenue	134.2	152.8

Net sales excluding surcharge revenue	$510.9	$417.3

Operating income	$134.5	$80.8

Operating margin	20.8%	14.2%

Adjusted operating margin excluding surcharge revenue	26.3%	19.4%

ADJUSTED SEGMENT OPERATING MARGIN EXCLUDING SURCHARGE REVENUE	Three Months Ended
	September 30,
	2024	2023
Performance Engineered Products
Net sales	$100.8	$101.8
Less: surcharge revenue	8.4	8.7

Net sales excluding surcharge revenue	$92.4	$93.1

Operating income	$7.3	$9.1

Operating margin	7.2%	8.9%

Adjusted operating margin excluding surcharge revenue	7.9%	9.8%

Management believes that removing the impact of raw material surcharge from operating margin provides a more consistent basis for comparing results of operations from period to period, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. In addition, management believes that excluding the impact of special items from operating margin is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEM	Earnings Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Three Months Ended September 30, 2024, as reported	$101.1	$(16.3)	$84.8	$1.67
Special item:
Restructuring and asset impairment charges	3.6	(0.9)	2.7	0.06

Three Months Ended September 30, 2024, as adjusted	$104.7	$(17.2)	$87.5	$1.73

*	Impact per diluted share calculated using weighted average common shares outstanding of 50.7 million for the three months ended September 30, 2024.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEM	Earnings Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Three Months Ended September 30, 2023, as reported	$52.3	$(8.4)	$43.9	$0.88
Special item:
None reported	—	—	—	—

Three Months Ended September 30, 2023, as adjusted	$52.3	$(8.4)	$43.9	$0.88

*	Impact per diluted share calculated using weighted average common shares outstanding of 49.9 million for the three months ended September 30, 2023.

Management believes that earnings per share adjusted to exclude the impact of the special items is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

	Three Months Ended
	September 30,
ADJUSTED FREE CASH FLOW	2024	2023
Net cash provided from operating activities	$40.2	$7.4
Purchases of property, plant, equipment and software	(26.9)	(22.0)

Adjusted free cash flow	$13.3	$(14.6)

Management believes that the presentation of adjusted free cash flow provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses. It is management’s current intention to use excess cash to fund investments in capital equipment, acquisition opportunities and consistent dividend payments. Additionally, we will discretionarily use excess cash for a share repurchase program up to $400.0 million of our outstanding common stock. The primary use of this program will be to offset dilution. Adjusted free cash flow is not a U.S. GAAP financial measure and should not be considered in isolation of, or as a substitute for, cash flows calculated in accordance with U.S. GAAP.

PRELIMINARY

SUPPLEMENTAL SCHEDULE

(in millions)

(Unaudited)

	Three Months Ended
	September 30,
NET SALES BY END-USE MARKET	2024	2023
End-Use Market Excluding Surcharge Revenue:
Aerospace and Defense	$349.9	$260.9
Medical	73.4	66.6
Energy	39.4	29.2
Transportation	21.1	29.2
Industrial and Consumer	72.4	79.4
Distribution	21.2	27.5

Total net sales excluding surcharge revenue	577.4	492.8
Surcharge revenue	140.2	159.1

Total net sales	$717.6	$651.9